EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use, in the amended registration statement on Form SB-2/A of Tombstone Cards, Inc., of our report dated March 19, 2007 on our audits of the financial statements of Tombstone Cards, Inc. as of December 31, 2006 and December 31, 2005, and the related statement of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 2006, the period from April 29, 2005 (inception) through December 31, 2005, and the period from April 29, 2005 (inception) through December 31, 2006, and the reference to us under the caption "Experts".


/s/Cordovano and Honeck, LLP
-------------------------------
Cordovano and Honeck, LLP
Englewood, Colorado

April 26, 2007